Exhibit 99

CyberOptics Reports Solid Second Quarter Results

3D MRS Technology Drives First-Mover Advantage in Growing Micro LED Market

Minneapolis, MN—July 23, 2020—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $16.0 million for the second quarter of 2020 ended June 30, an increase of 6% from $15.0 million in the second quarter of 2019. Net income for the second quarter of 2020 was $1.6 million or $0.22 per diluted share, up from $464,000 or $0.06 per diluted share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented, “We are pleased with CyberOptics’ overall performance in this year’s second quarter despite the impact of the COVID-19 pandemic on our sales. Approximately $1.5 million of customer acceptances for SQ3000™ Multi-Function inspection systems were pushed out to this year’s third quarter as a result of travel restrictions and the inability to gain access to customers’ factories due to quarantine measures. None of the affected orders were cancelled, and all are expected to be booked as revenue in the third quarter. If these orders had been accepted as scheduled, total second quarter sales would have been at the upper end of our previously issued guidance for this period.”

He continued: “Given the demonstrated advantages of our Multi-Reflection Suppression™ (MRS™)-enabled 3D technology, we believe CyberOptics has attained first-mover status in the high-growth micro LED inspection and metrology market. Prior to the end of the second quarter, CyberOptics received a $2.5 million order for SQ3000 Multi-Function systems for micro LED applications. This order is scheduled to be recognized as revenue in the third quarter. Additional micro LED-related orders are anticipated during the second half of 2020.”

Kulkarni added: “CyberOptics ended the second quarter of 2020 with an order backlog of $24.8 million, which includes micro LED-related orders for SQ3000 systems and $4.9 million of 2D MX600™ orders for memory module inspection systems. Backlog was consistent with March 31, 2020 and up significantly from a year ago. We are forecasting sales of $19.5 to $21.5 million for the third quarter of 2020 ending September 30.”

The new MRS-enabled WX3000™ Metrology and Inspection system for wafer-level and advanced packaging applications, which incorporates CyberOptics’ NanoResolution sensor, was unveiled several days ago at the Semicon West tradeshow. Customer demonstrations are expected to commence in the third quarter, and initial sales are anticipated in 2021.

CyberOptics will continue marketing its NanoResolution sensor to system integrators and OEM’s. At this time, a number of customers are integrating this sensor into their inspection systems and are demonstrating their systems to end-users. Revenue from these customers is expected to ramp up in 2021. Sold either as a complete system or as a sensor, the NanoResolution technology has positioned CyberOptics to capitalize upon significant growth opportunities in the areas of wafer-level and advanced packaging applications.

Earnings in the second quarter of 2020 included a tax benefit of $340,000 from excess tax deductions for employee stock option exercises. In addition, total operating expenses in this year’s second quarter benefited by approximately $276,000 from jobs support credit measures implemented by the Singapore government, and from lower travel, trade show and other costs, all due to the COVID-19 pandemic. We anticipate that operating expenses in the third quarter of 2020 will increase, and be comparable to the level in the first quarter of 2020.

Sales of sensors and inspection and metrology systems based on 3D MRS technology increased 30% year-over-year to $7.7 million in the second quarter of 2020. These MRS-based products, combined with semiconductor sensors, accounted for 71% of total revenue in the second quarter of 2020, compared to 60% of total revenue in the year-earlier period.

Sales of inspection and metrology systems declined 23% year-over-year to $7.7 million in the second quarter of 2020, due largely to delayed customer acceptances resulting from the COVID-19 pandemic. Sales of SQ3000 Multi-Function systems increased modestly to $4.7 million from the level posted in last year’s second quarter. The company received one order for a 2D MX600 memory module inspection system during the second quarter. Consistent with delivery schedules, no MX sales were recorded in the second quarter. Approximately $4.0 million of MX systems are forecasted to ship in this year’s third quarter. Sales of inspection and metrology systems are expected to grow strongly in the third quarter of 2020, both sequentially and on a year-over-year basis.

Sales of 3D and 2D sensors increased 137% year-over-year to $4.7 million in the second quarter of 2020, partly reflecting weak sensor sales in the second quarter of 2019. Growth in the current quarter was driven by sales of 3D MRS-enabled sensors, which rose 170% year-over-year to $3.0 million. Sales of 3D and 2D sensors are expected to decline modestly on a sequential basis in this year’s third quarter.

Sales of semiconductor sensors in the second quarter of 2020 increased 15% year-over-year to $3.6 million. Third quarter sales of these yield and process improvement products are forecasted to grow modestly on both a sequential and year-over-year basis.

Kulkarni concluded: “We believe our technologies have positioned CyberOptics to take maximum advantage of attractive opportunities in our served markets. For this reason, we are optimistic about our future growth prospects.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crises on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function inspection and measurement systems and products for semiconductor advanced packaging inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Head of Global Marketing

952-820-5837

Second Quarter 2020 Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 9:00 AM Eastern today. Investors can access the live call by dialing toll-free 888-430-8332 prior to the start of the call and providing the conference ID: 4630661. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 4630661. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$15,996	$15,044	$32,425	$30,020
Cost of revenue	8,682	8,455	17,828	16,405
Gross margin	7,314	6,589	14,597	13,615
Research and development expenses	2,182	2,249	4,577	4,542
Selling, general and administrative expenses	3,659	3,761	7,818	7,924
Income from operations	1,473	579	2,202	1,149
Interest income and other	64	77	328	136
Income before income taxes	1,537	656	2,530	1,285
Provision (benefit) for income taxes	(96)	192	53	326
Net income	$1,633	$464	$2,477	$959
Net income per share - Basic	$0.23	$0.07	$0.35	$0.14
Net income per share - Diluted	$0.22	$0.06	$0.33	$0.13
Weighted average shares outstanding - Basic	7,198	7,106	7,177	7,103
Weighted average shares outstanding - Diluted	7,447	7,296	7,407	7,309

Condensed Consolidated Balance Sheets
(In thousands)	June 30, 2020	Dec. 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$6,609	$5,836
Marketable securities	7,971	8,295
Accounts receivable, net	14,883	16,059
Inventories	19,915	15,580
Other current assets	2,324	1,579
Total current assets	51,702	47,349

Marketable securities	14,499	12,168
Long-term trade notes receivable	790	962
Intangibles and goodwill, net	1,624	1,676
Equipment and leasehold improvements	3,034	3,341
Right-of-use assets (operating leases)	2,780	2,111
Deferred tax assets	4,981	4,992
Total assets	$79,410	$72,599

Liabilities and Stockholders' Equity
Accounts payable	$9,587	$7,023
Accrued expenses	4,202	3,071
Current operating lease liabilities	761	688
Total current liabilities	14,550	10,782

Other liabilities	298	352
Long-term operating lease liabilities	3,607	3,141
Total liabilities	18,455	14,275

Total stockholders' equity	60,955	58,324
Total liabilities and stockholders' equity	$79,410	$72,599